EXHIBIT 10.2

PLATFORM SPECIALTY PRODUCTS CORPORATION
AMENDED AND RESTATED
2013 INCENTIVE COMPENSATION PLAN
_____________________________
FORM OF
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS PLATFORM SPECIALTY PRODUCTS CORPORATION PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into as of ______________ (the “Grant Date”), between Platform Specialty Products Corporation, a Delaware corporation (the “Company”) and _________________ (the “Recipient”).
Recitals
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company to recognize the Recipient’s performance and to provide an incentive to the Recipient to remain with the Company and its Related Entities by making this grant of performance-based Restricted Stock Units (“PRSUs”) representing hypothetical shares of the Company’s common stock (the “Common Stock”), in accordance with the terms of this Agreement; and
WHEREAS, the PRSUs are granted pursuant to the Platform Specialty Products Corporation Amended and Restated 2013 Incentive Compensation Plan, as the same may be amended and/or restated from time to time (the “Plan”), which is incorporated herein for all purposes.
NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Agreement
1.Grant of PRSUs. Subject to the terms and conditions of this Agreement and the Plan, the Committee hereby grants to the Recipient a performance-based Restricted Stock Unit award (the “PRSU Award”) for a target number of ________________ PRSUs (the “Target PRSU Amount”). The number of PRSUs actually awarded to Recipient will be determined based on the achievement of Return on Invested Capital (“ROIC”) performance levels and of Annual Compound Total Shareholder Return (“TSR”) performance levels as set forth in Section 2 below at the end of the performance periods commencing (i) with respect to the achievement of ROIC, on _____________ and ending on ____________________ (the “ROIC Performance Period”), or (ii) with respect to the achievement of TSR, on the Grant Date and ending on _______________ (the “TSR Performance Period,” and together with the ROIC Performance Period, a “Performance Period”). Each PRSU will be equal in value to one Share of the Common Stock of the Company.

2.    Vesting of PRSUs. Subject to the conditions contained herein and in the Plan, the PRSUs shall vest, and the restrictions on such PRSUs shall lapse, at the end of the applicable Performance Period as provided below. The total number of PRSUs actually awarded to Recipient shall be determined as follows: _____ percent (__%) shall be based on ROIC at the end of the ROIC Performance Period and ______ percent (__%) shall be based on TSR at the end of the TSR Performance Period; with each ROIC and TSR achievement calculated as set forth in Exhibit A attached hereto. The Committee shall determine ROIC and TSR in its sole discretion and no PRSUs shall vest, and the restrictions on such PRSUs shall not lapse, until the Committee certifies the applicable ROIC and/or TSR performance targets set forth herein.

(a)    PRSUs Based on ROIC. At the end of the ROIC Performance Period, the Recipient shall earn, and become vested in, the PRSUs, if any, based on the ROIC of the Company over the ROIC Performance Period, taking into account the ROIC modifier (as defined below). The total number of PRSUs that shall vest based on the achievement of ROIC performance levels, subject to the Committee’s certification of the Company’s achievement of ROIC, shall equal the product of (i) ___ percent (___%) multiplied by (ii) the Target PRSU Amount multiplied by (iii) the ROIC Modifier (rounding down to the nearest whole share), as determined and approved by the Committee (the “ROIC PRSU Amount”).
ROIC Modifier. Following the completion of the ROIC Performance Period, the ROIC PRSU Amount will be adjusted by the ROIC Modifier as set forth below (the “ROIC Modifier”):

•	If the Company achieves less than a performance at less than the threshold level as noted on Exhibit A, then the ROIC Modifier will be equal to ___.

•	If the Company achieves a performance between the threshold and target levels as noted on Exhibit A, then the ROIC Modifier will be _______ (linearly interpolated).

•	If the Company achieves a performance between the target and stretch levels as noted on Exhibit A, then the ROIC Modifier will be _______ (linearly interpolated).

(b)     PRSUs Based on TSR. At the end of the TSR Performance Period, the Recipient shall earn, and become vested in, the PRSUs, if any, based on the TSR of the Company over the TSR Performance Period, taking into account the TSR Modifier (as defined below). For these purposes, TSR will be determined by the Committee using a “Base Price” and “Vesting Date Price”, each as defined in Section 2(b)(B) below. The total number of PRSUs that shall vest based on the achievement of TSR performance levels, subject to the Committee’s certification of the Company’s achievement of TSR, shall equal the product of (i) ___ percent (___%) multiplied by (ii) the Target PRSU Amount multiplied by (iii) the TSR Modifier (rounding down to the nearest whole share), as determined and approved by the Committee (the “TSR PRSU Amount,” and together with the ROIC PRSU Amount, the “Actual PRSU Amount”) in accordance with the performance goals set forth on Exhibit A attached hereto.
(A) TSR Modifier. Following the completion of the TSR Performance Period, the TSR PRSU Amount will be adjusted by the TSR Modifier as set forth below (the “TSR Modifier”):

•	If the Company achieves a percentile performance as noted on Exhibit A of less than 50th percentile, then the TSR Modifier will be equal to ___.

•	If the Company achieves a percentile performance as noted on Exhibit A between 50th percentile and 75th percentile, then the TSR Modifier will be _______ (linearly interpolated).

•	If the Company achieves a percentile performance as noted on Exhibit A between 75th percentile and 100th percentile, then the TSR Modifier will be _______ (linearly interpolated).

(B)     For purposes of this Agreement, “Base Price” shall mean the thirty (30) calendar-day average closing sale price per share of common stock of the Company reported on a consolidated basis for stock listed on the principal stock exchange or market on which shares are traded, up to the Grant Date, and “Vesting Date Price” shall mean the thirty (30) calendar-day average closing sale price per share of common stock of the Company, reported on a consolidated basis for stock listed on the principal stock exchange or market on which shares are traded, up to the last day of the TSR Performance Period. The TSR shall be calculated on an annual compound return basis over the TSR Performance Period.

3.    Payout of PRSU Award. If the Committee determines that the goals described in Section 2 above have been met and certifies the extent to which those goals have been met, and the terms and conditions set forth in this Agreement are fulfilled, then the Recipient’s Actual PRSU Amount as determined under Sections 2, 8 or 9, as applicable, shall no longer be restricted and Shares will be transferred to the Recipient after the end of the applicable Performance Period and on or before the March 15 of the calendar year immediately following the calendar year during which the applicable Performance Period ends, net of applicable income and employment tax withholdings.
4.    Transferability. The PRSUs awarded hereunder are not transferable otherwise than by will or under the applicable laws of descent and distribution, and the terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, and assigns of the Recipient. Any attempt to effect a Transfer of any PRSUs shall be void ab initio. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.
5.    Custody of PRSUs. The PRSUs subject hereto shall be held in a restricted book entry account in the name of the Recipient. Upon completion of the applicable Performance Period, Shares issued pursuant to Section 3 above shall be released into an unrestricted book entry account; provided, however, that a portion of such Shares may be surrendered in payment of taxes in accordance with Section 11 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of such taxes.
6.    Hypothetical Nature of PRSUs. The Recipient shall not have any rights, benefits, or entitlements with respect to the Shares corresponding to the PRSUs unless and until those Shares are delivered to the Recipient (and thus shall have no voting rights, or rights to receive any dividend declared, before those Shares are so delivered). On or after delivery, the Recipient shall have, with respect to the Shares delivered, all of the rights of a holder of Shares granted pursuant to the certificate of incorporation and other governing instruments of the Company, or as otherwise available at law.
7.    Termination of Continuous Service. Except as set forth in Section 8 below, if the Recipient’s Continuous Service is terminated for any reason prior to the end of the applicable Performance Period, then any and all PRSUs granted hereunder shall be forfeited immediately upon such termination of Continuous Service and revert back to the Company without any payment to the holder thereof. The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the forfeiture of PRSUs pursuant to this Section 7.
8.    Change in Control. In the event of a Change in Control of the Company during the applicable Performance Period and prior to the termination of the Recipient’s Continuous Service with the Company and its Related Entities, if this Agreement and the PRSUs granted hereunder are not assumed or substituted by the purchaser in the Change in Control transaction, then the PRSUs shall become immediately vested, and for purposes of determining the Actual PRSU Amount, the Vesting Date Price shall be based on the per share Change in Control transaction price for purposes of determining the appropriate TSR Modifier.
9.    Section 409A. Payments made pursuant to the Plan and this Agreement are intended to comply with or qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that all PRSU Awards are made in a manner that complies with Section 409A (including, without limitation, the avoidance of penalties thereunder), provided, however, that the Company makes no representations that the PRSU Awards will be exempt from any penalties that may apply under Section 409A and makes no undertaking to preclude Section 409A from applying to this PRSU Award.
Notwithstanding anything to the contrary in this Agreement or the Plan, if the Recipient is a “Specified Employee” (as defined below) then the delivery of Shares otherwise required to be made under this Agreement on account of the termination of the Recipient’s Continuous Service shall be made within thirty (30) days after the sixth (6th) month anniversary of the date of the termination of the Recipient’s Continuous Service or, if earlier, the date of the Recipient’s death if such deferral is required to comply with Section 409A of the Code. For purposes of this

Agreement, a “Specified Employee” shall mean any individual who, at the time of his or her separation from Continuous Service with the Company and its Related Entities, is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company or any Related Entity, so long as the stock of the Company is publicly traded on an established securities market or otherwise as of the date of separation.
For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Recipient is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
10.    Taxes.
(a)    The Recipient shall be liable for any and all taxes, including withholding taxes and fringe benefit tax or such other taxes that the Recipient’s employer (the “Employer”) is legally allowed or permitted to recover from the Recipient, arising out of this grant or the issuance of Shares hereunder. In the event that the Company or the Employer is liable for taxes that are legally permitted to be recovered from the Recipient or is required to withhold taxes as a result of the grant of PRSUs or the issuance or subsequent sale of Shares acquired pursuant to such PRSUs, the Recipient shall surrender a sufficient number of whole Shares, make a cash payment or make adequate arrangements satisfactory to the Company and/or the Employer to withhold such taxes from the Recipient’s wages or other cash compensation paid to the Recipient by the Company and/or the Employer at the election of the Company, in its sole discretion, or, if permissible under local law, the Company may sell or arrange for the sale of Shares that Recipient acquires as necessary to cover all applicable required withholding taxes, taxes that are legally recoverable from the Recipient (such as fringe benefit tax) and required social security contributions at the time the Shares subject to the PRSUs are issued. The Recipient will receive a cash refund for any fraction of a surrendered Share or Shares in excess of any required withholding taxes, taxes that are legally recoverable from the Recipient (such as fringe benefit tax), and required social security contributions. To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Recipient authorizes the Company, the Employer, and the Related Entities, which are qualified to deduct tax at source, to deduct from the Recipient’s compensation all applicable required withholding taxes, taxes that are legally recoverable from the Recipient (such as fringe benefit tax) and social security contributions. The Recipient agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.
(b)    In accepting the PRSU Award, the Recipient consents and agrees that in the event the PRSU Award becomes subject to an employer tax that is legally permitted to be recovered from the Recipient, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Recipient’s Continuous Service is continuing at the time such tax becomes recoverable, the Recipient will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the PRSU Award. Further, by accepting the PRSU Award, the Recipient agrees that the Company and/or the Employer may collect any such taxes from the Recipient by any of the means set forth in this Section 11. The Recipient further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.
11.    Acknowledgment and Waiver. By accepting this grant of PRSUs, the Recipient acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (ii) the grant of PRSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares or PRSUs, or benefits in lieu of Shares or PRSUs, even if Shares or PRSUs have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) the Recipient’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Recipient’s employment relationship at any time with or without Cause, and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (v) the Recipient is participating voluntarily in the Plan; (vi) PRSUs, PRSU grants and resulting benefits are an extraordinary item that is outside the scope of the Recipient’s employment or service contract, if any; (vii) PRSUs, PRSU grants and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law; (viii) this grant of PRSUs will not be interpreted to form an employment contract with the Company, the Employer or any Related Entity; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (x) in consideration of this grant of PRSUs, no claim or entitlement to compensation or damages shall arise from termination of this grant of PRSUs or diminution in value of this grant of PRSUs resulting from termination of the Recipient’s Continuous Service (for any reason whatsoever and whether or not in breach of local labor laws) and the Recipient irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, the Recipient shall be deemed irrevocably to have waived any entitlement to pursue such claim; (xi) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Recipient’s employment (whether or not in breach of local labor laws), the Recipient’s right to receive benefits under this Agreement after termination of Continuous Service, if any, will be measured by the date of termination of the Recipient’s active Continuous Service and will not be extended by any notice period mandated under local law; (xii) the Committee shall have the exclusive discretion to determine when the Recipient is no longer actively in the Continuous Service of the Company and its Related Entities for purposes of this grant of PRSUs; and (xiii) if the Company’s stock performance is below minimum levels as set forth in this Agreement, no PRSUs will be awarded and no Shares will be issued to the Recipient.
12.     Clawback of Benefits. The Company may (i) cause the cancellation of the PRSUs, (ii) require reimbursement of any benefit conferred under the PRSUs to the Recipient or Beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, the Recipient may be required to repay to the Company certain previously paid compensation, whether provided under the Plan or an award agreement or otherwise, in accordance with any Clawback Policy. By accepting this PRSU Award, the Recipient agrees to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and further agrees that all of the Recipient’s award agreements (and/or awards issued under the Prior Plan) may be unilaterally amended by the Company, without the Recipient’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.
13.    Miscellaneous.
(a)    The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
(b)    Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Recipient at his or her address then on file with the Company and its Related Entities.
(c)    The Plan is incorporated herein by reference. The Plan and this Agreement, together with each annual supplement hereto, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company, its Related Entities and the Recipient with respect to the subject matter hereof, and may not be modified adversely to the Recipient’s interest except by means of a writing signed by the Company and the Recipient. Notwithstanding the foregoing, nothing in the Plan or this Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Recipient under which an Award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Recipient, including without limitation, any agreement that imposes restrictions during or after employment regarding confidential information and proprietary developments. This Agreement is governed by the laws of the state of Delaware.
(d)    Neither this Agreement nor the grant of the Restricted Stock Units hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Recipient or any other person. The Restricted Stock Units subject to this Agreement represent only the Company’s unfunded and unsecured promise to issue Shares to the Recipient in the future. To the extent that the Recipient or any other person acquires a right to receive payments from the Company pursuant to this Agreement, that right shall be no greater than the right of any unsecured general creditor of the Company.
(e)    If the Recipient has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
(f)    The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
(g)    Any capitalized terms not defined herein shall have the same meaning they have in the Plan.

COMPANY:
PLATFORM SPECIALTY PRODUCTS CORPORATION
By: __________________________________________

RECIPIENT:
______________________________________________